Exhibit 23


            Consent of Independent Registered Public Accounting Firm
            --------------------------------------------------------



The Administrative Committee
Publix Super Markets, Inc. 401(k) SMART Plan:


We consent to the incorporation by reference in the registration statement (No. 033-55867) on Form S-8 of Publix Super Markets, Inc. 401(k) SMART Plan of our report dated June 24, 2005, with respect to the statements of net assets available for plan benefits of Publix Super Markets, Inc. 401(k) SMART Plan as of December 31, 2004 and 2003 and the related statements of changes in net assets available for plan benefits for the years then ended and the related supplemental schedule, which report appears in the December 31, 2004, annual report on Form 11-K/A of Publix Super Markets, Inc. 401(k) SMART Plan.


KPMG LLP


Tampa, Florida
June 28, 2005